Exhibit 99.1

Contact: Andre Scholz

Phone: 1-347-836-4727

E-mail: ascholz@kiwiboxinc.com

KIWIBOX – Growth, Cost reduction and New Apps for its social networks

•	User registrations have skyrocketed by 200%

•	Substantial reduction of $500,000 of costs in Q1 and Q2

•	Release of new iphone and android Apps with enhanced nightlife event features

•	Acquisition of own Internet Service Provider

NEW YORK, New York – October 1st, 2013- Kiwibox.com [KIWB.OTC] - Kiwibox and its German subsidiary KWICK! report a significant surge in their network usage. This major increase in membership and usage is a result of the Company’s intensified focus on recent marketing efforts within local event strategies and promotional activities. Current network registrations exceed 100,000 new members per month and continue to climb daily. Recent internal reports show that the Kiwibox and KWICK! network registrations have increased dramatically by 200%. The network also continues to see solid growth in mobile usage which has soared from 200M Pageviews in (Q3/2012) to 300M Pageviews in (Q3/2013). Network usage has boosted income from mobile advertising by over 300% since Q1 and continues to rise. With 1/3 of the entire Kiwibox and KWICK! network logging in via their mobile devices, the Company has continued to follow the mobile trend and recently released new iphone and android apps with enhanced nightlife event features like Event Submissions, Friends Around and Event galleries.

The recent tandem of positive developments in mobile advertising revenue and network registrations, combined with reductions in expenditures appear increasingly promising for the future of the Kiwibox and KWICK! community and shareholders. Kiwibox CEO, Andre Scholz, observed, “Together with Anke Schmid, CEO of KWICK!, our German subsidiary, the integration was finalized in Q2 and the corresponding cuts in our operating expenses has enabled Kiwibox to save over $600,000 USD in the first months of 2013, as compared to the months results for 2012. Together with our recent Acquisition of interscholz Internet Services GmbH Co. KG we will have more potential to optimize internal procedures for faster development and technical scalability for further growth. Having our own internet service provider with an international capacity provides the Kiwibox Network with all necessary infrastructure to grow in an optimal way while keeping costs under control.”

Both Kiwibox and KWICK! are in a unique position that combines the excitement of a dating community with the benefits and accessibility of a real social network. The Kiwibox network encourages members to explore local events in their area, connect with other members and enjoy the additional member exclusive benefits the social network has to offer.

About Kiwibox.com: Company History

Kiwibox.com was founded in 1999 to give teenagers a voice on the Internet and was a leader in the teen oriented world for several years. In August 2007, Kiwibox was acquired by Magnitude Information Systems, Inc., a publicly listed company. In the first quarter of 2011, Kiwibox acquired Pixunity.de and, six months later, Kiwibox.com successfully released an English language version for the US-market, www.pixunity.com. On September 31st, 2011 Kiwibox.com acquired the German social network community Kwick! and finalized the acquisition in May 2012. Combined, both social networks count approximately 2,000,000 active members who take advantage of our 100% free blogging, live-streaming, and chat room platform. Recently, Kiwibox’s German subsidiary, KWICK!, acquired the internet service provider, Interscholz Internet Services GmbH Co. KG, also based in Germany, which has been providing international internet services to businesses and high-traffic customers since 1996. Kiwibox common shares are listed on the over-the-counter, Bulletin Board market under the symbol KIWB.OB.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, which include but are not limited to, statements regarding the company's potential acquisitions, its ability to obtain financing for these acquisitions, its ability to integrate any acquisition into its business and operations and manage such processes, its ability to expand its membership, users and internet brand and its projected financial results. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the after effects of the global economic downturn, changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its targeted internet audiences, potential advertisers and, in general, from other social networks; the company's need and ability to manage other regulatory, tax and litigation risks as its services become offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its market approach and offerings; the company's ability to upgrade and develop its systems, infrastructure and user-member service capabilities at reasonable cost; and the company's ability to maintain site stability and performance on its site while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.